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Exhibit 3.4

RESTATED CERTIFICATE OF INCORPORATION OF ALARIS MEDICAL SYSTEMS, INC.

It is hereby certified that:

        1.    (a) The present name of the corporation (the "Corporation") is ALARIS Medical Systems, Inc.

          (b)  The name under which the Corporation was originally incorporated is River Acquisition Corp.; and the date of filing the original certificate of incorporation of the corporation with the Secretary of State of the State of Delaware is October 14, 1994.

        2.    The provisions of the Restated Certificate of Incorporation of the Corporation as heretofore amended and/or supplemented, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of ALARIS Medical Systems, Inc., without further amendment and without any discrepancy between the provisions of the Restated Certificate of Incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

        3.    The Board of Directors of the Corporation has duly adopted this Restated Certificate of Incorporation pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:

"Restated Certificate of Incorporation
of
ALARIS Medical Systems, Inc.

FIRST: The name of this corporation shall be:

ALARIS Medical Systems, Inc.

SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808 and its registered agent at such address is Corporation Service Company.

THIRD: The purpose or purposes of the corporation shall be:

    To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is:

    Three Thousand (3,000) shares with a par value of One Cent ($.01) per share, amounting to Thirty Dollars ($30.00).

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SIXTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director except: (i) for breach of the director's duty of loyalty to the Corporation of its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconducting or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Sixth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

SEVENTH: The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons who it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

EIGHTH: The corporation elects not to be governed by the Section 203 of the Delaware General Corporation Law."

Signed on: February 19, 2002

ALARIS MEDICAL SYSTEMS, INC.
By:
Stuart E. Rickerson Vice President, General Counsel and Secretary

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